EXHIBIT 10.2

                         EXECUTIVE EMPLOYMENT AGREEMENT

      THIS EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement"), is made and entered into and effective this 11th day of August, 1998 (the "Effective Date"), by and between JAMES E. BOBBITT, the individual signing this Agreement below as and referred to in this Agreement as "Executive," and APPLE ORTHODONTIX, INC., a corporation organized under the laws of the State of Delaware (hereinafter referred to as "Company").

                             W I T N E S S E T H:

      WHEREAS, Company is engaged in the business (the "Business") of providing management and business services to, and acquiring, orthodontic practices;

      WHEREAS, the Board of Directors of Company (the "Board of Directors") recognizes Executive's substantial skills and expertise in the Business and desires to provide for the employment of Executive on the terms and conditions herein provided;

      WHEREAS, Executive is willing to serve Company on the terms and conditions herein provided; and

      WHEREAS, in order to effect the foregoing, Company and Executive wish to enter into an employment agreement on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the remises and the mutual promises and agreements contained herein, Executive and Company (hereinafter sometimes collectively referred to as the "parties" or individually as a "Party,") intending to be legally bound, hereby agree as follows:

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      SECTION 1.  SCOPE OF EMPLOYMENT.

      1. EMPLOYMENT. Subject to the terms of this Agreement, Company agrees to the employment of Executive during the "Term" (as defined in Section 2.1), and Executive accepts such employment. Executive shall hold the corporate office of Chief Financial Officer (CFO) or such employment other executive office as the Board of Directors from time to time may specify, and in conjunction with any such office, shall perform the executive-level services (collectively, "services") described in Company's Bylaws and as delegated to him by the Board of Directors from time to time. Executive shall devote substantially all of Executive's business time, energy and skill to performing his obligations hereunder and shall perform his obligations hereunder diligently, faithfully and to the best of Executive's abilities.

      1.2 COMPLIANCE WITH POLICIES. Subject to the terms of this Agreement, during the Term Executive shall comply in all material respects with all policies and procedures applicable to executives of Company generally and to Executive specifically.

      SECTION 2.  TERM; TERMINATION.

      2.1 TERM. The initial term of Executive's employment under this Agreement (the "Initial Term") shall be a three (3)-year period commencing on the Effective date. After the Initial Term, Executive's employment under this Agreement shall automatically renew for successive additional one (1)-year ("Renewal Terms") terms (the Initial Term and any Renewal Terms being collectively referred to as the "Term"). The Term shall be subject to termination in accordance with Section 2.2.

      2.2   TERMINATION.

            (A) DEATH. The Term shall automatically and immediately terminate upon the death of Executive.

            (B) DISABILITY. The Term may be terminated by either Party upon written notice to the other in the event Executive becomes "Disabled" (as hereinafter defined). For purposes of this Agreement, "Disabled" shall be defined as either: (a) the reasonable, good faith determination by a majority of the members of the Board of Directors of Company that due to a mental or physical impairment or disability, Executive has been incapable or unable, even with reasonable accommodations, to fully perform the material duties performed by Executive for Company immediately prior to such disability for a period of at least one hundred twenty (120) days in the aggregate (although not necessarily consecutively) within any consecutive three hundred sixty-five (365)-day period; or (b) a determination that Executive is disabled pursuant to the terms of any long-term disability insurance policy, if any, which Company or Executive has purchased and which covers Executive.

            (C) CAUSE. In addition to any other rights or remedies available to company at law, in equity or pursuant to this Agreement, the Company may, in its sole discretion, terminate the Term for "Cause" (as hereinafter defined) effective immediately upon delivery of written notice to Executive. For purposes of this Agreement, "Cause" shall mean any one or more of the following:

            (i) the imposition by any governmental authority of any material restriction or limitation on Executive's ability to perform his services hereunder;

            (ii) Executive's conviction of or pleading no contest to a crime that constitutes a felony under applicable law;

            (iii) Executive's breach or default in the performance of any provision of this Agreement which Executive has not cured or corrected to Company's reasonable satisfaction within thirty (30) days after receiving written notice of such breach or default (provided that any breach by Executive of any obligation under Section 5 shall be grounds for immediate termination for "Cause" without any notice or right to cure or correct); or

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            (iv) the termination by a majority of the Board of Directors
(excluding Executive's vote, if he is then a member of the Board of Directors) that: (A) Executive has materially failed to perform his duties and to render services on behalf of Company in an effective or professional manner (after 30 days ofbeing provided with clear written notice of such deficiencies); (B) executive has engaged in willful misconduct or fraudulent or unethical conduct; or (C) Executive's conduct is materially detrimental to the reputation, character or standing of Company.

      (D) DISCRETIONARY TERMINATION. Either Company or Executive may terminate the Term effective as of the end of the Initial Term or the then-current Renewal Term by providing the other with written notice of termination at least sixty
(60) days prior to the end of the Initial Term or then current Renewal Term, as the case may be.

      (E) CHANGE OF CONTROL. In the event a "Change of Control" (as defined below) occurs and within sixty (60) days following the change of Control, Company materially breaches this Agreement (i.e. Executive is removed as the CFO and/or a material change in his duties and responsibilities as the CFO as the result of the change in control), Executive shall have the right, upon serving written notice to Company, to terminate the Term if Company does not cure the breach within thirty (30) days after being provided with written notice of the breach by Executive, with the Effective Date of such termination to be thirty
(30) days after the termination of the thirty (30)-day cure period. Notwithstanding the foregoing, Executive shall not be entitled to terminate the Term in accordance with the subsection (e) if Executive, as a director or shareholder of company, approved or voted in favor of the Change of Control. For purposes of this Agreement, "Change of Control" shall be defined as defined the occurrence of any of the following events that occurs: (a) any Person becomes an Acquiring Person; (b) at any time the then Continuing Directors cease to constitute a majority of the members of the Board; (c) a merger of the Company with or into, or a sale by the Company of its properties and assets substantially as an entirety to, another Person occurs and, immediately after that occurrence, any Person, other than an Exempt Person, together with all Affiliates, shall be the Beneficial Owner of forty percent (40%) or more of the total voting power of the then outstanding Voting Shares of the Person surviving that transaction (in the case or a merger or consolidation) or the Person acquiring those properties and assets substantially as an entirety.

      (F) RELOCATION OF CORPORATE OFFICE. Executive shall have the right to terminate this Agreement if the Company relocates the Corporate Office outside the Houston Metro Area and requires the Executive to move also. The Executive shall have the same benefits and rights that accrued to him in Section 2.2 (e) above.

      SECTION 3.  CASH COMPENSATION; EXPENSE.

                  3.1 BASE SALARY. Executive shall be paid a base salary (the "Base Salary") during the Term at an initial rate of $140,000 per twelve
      (12)-month period. The Base Salary shall be (a) payable in equal installments on the schedule that Company may implement from time to time for general payroll purposes, and (b) subject to any withholdings and deductions required by applicable law. Employee shall be eligible to receive an annual cash bonus in an amount up to 50% of his base salary. His percentage of base salary shall be consistent, depending on his performance, duties and responsibilities, as to what the other executive officers received during that same year or time frame. This paragraph in no way shall obligate the Board of Directors or the Company to approve and issue any such bonuses.

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      3.2 BENEFITS. During the Term, Executive shall be entitled to participate in the employee benefit plans as provided for and in accordance with the Company's standard personnel policies, practices and rules, as maintained by the Company from time to time, including but not limited to health insurance, sick days, vacation, pension programs, stock option programs, 401K programs, life insurance, disability insurance, etc. Nothing herein shall obligate the Company to maintain any or all of the aforesaid benefits. In addition, and in accordance with their terms, Executive may be entitled to participate in any plans or agreements maintained by the Company relating to retirement, health and other benefits. Company shall have the right to purchase in Executive's name a "key man" life insurance policy naming Company as sole beneficiary under the policy. Company shall be the sole owner of such policy. Executive agrees to reasonably cooperate with the Company in obtaining such insurance, including making an application therefor and submitting to any required medical examination in connection therewith.

      4.2 VACATION. Executive shall be entitled to three (3) paid weeks of vacation per year during the Term, to be accrued and taken in accordance with a policy that is consistent with Company's normal vacation policy applicable to senior executive employees.

      5.    NON-DISCLOSURE, NON-COMPETITION AND NON-SOLICITATION COVENANTS.

      5.1 DEFINITIONS. For purposes of this Section 5, the following terms shall have the following respective meanings:

            (a) "COMPETITIVE POSITION" shall mean (I) the direct or indirect equity ownership (excluding ownership of less than one percent (1%) of the equity of an entity whose equity is listed on a major U.S. exchange or traded on the NASDAQ over-the-counter market) or control of all or any portion of a "Competitor" (as hereinafter defined), or (ii) any employment, consulting, partnership, advisory, directorship, agency, promotional or independent contractor arrangement between Executive and any Competitor whereby Executive, regardless of Executive's particular title, office or position, is required to perform services substantially similar to any of those that he is to or does perform for Company.

            (b) "COMPETITOR" shall refer to any person or entity engaged, wholly or partly, in the business of providing management and business services to, and/or acquiring, orthodontic or dental practices.

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            (c) "CONFIDENTIAL INFORMATION" shall mean any and all proprietary and confidential data or information of company or any of its affiliates, other than "Trade Secrets" (as hereinafter defined), which is of tangible or intangible value to Company or any of its affiliates and is not public information or is not generally known or available to Company's competitors but is known only to Company or its affiliates and their employees, independent contractors or agents to whom it must be confided in order to apply it to the uses intended.

            (d) "Trade Secrets" shall mean information of company or any Affiliated Practice (as defined in Section 5.5) (including, but not limited to, confidential business information, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, lists of actual or potential customers or suppliers, and the terms of this Agreement and any associated agreements between the parties) that:
      (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

            (e) "WORK PRODUCT" shall mean all work product, property, data, documentation, know how", concepts, plans, inventions, improvements, techniques, processes or information of any kind, prepared, conceived, discovered, developed or created by Executive in connection with the performance of the Service.

      5.2 ACKNOWLEDGMENTS. Executive hereby acknowledges and agrees that during the term of this Agreement (I) Executive will frequently be exposed to Trade Secrets and Confidential Information of Company; and (ii) any competitive activity on Executive's part during the Term, or any competitive activity on Executive's part for a reasonable period thereafter, would necessarily involve Executive's use of Company's Trade Secrets and Confidential Information and would unfairly threaten Company's legitimate business interests, including its substantial investment in the proprietary aspects of its business and its associated goodwill. Moreover, Executive acknowledges that, in the event of the termination of the Term, Executive would have sufficient skills to find the event of the termination of the Term, Executive would have sufficient skills to find alternative, commensurate work in his field of expertise that would not involve a violation of any of the provisions of this Section 5. Therefore, Executive acknowledges and agrees that it is reasonable for Company to require Executive to abide by the covenants set forth in this Section 5. The Parties acknowledge and agree that if the nature of Executive's responsibilities for or on behalf of Company or the geographical areas in which Executive must fulfill such responsibilities materially change, the Parties will execute appropriate amendments to the scope of the covenants in this Section 5.

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      5.3   NONDISCLOSURE; OWNERSHIP OF PROPRIETARY PROPERTY.

            (a) In recognition of Company's need to protect its legitimate business interests, Executive hereby covenants and agrees that: (A) with regard to each item constituting a Trade Secret, at all times during which such item shall constitute a Trade Secret (before or after the Term): and
      (B) with regard to any Confidential Information, at all times during the Term and for a period of three (3) years following the expiration or termination of the Term for any reason, Executive shall regard and treat each Trade Secret and all Confidential Information of Company as strictly confidential and wholly owned by company and will not, for any reason, in any fashion, either directly or indirectly, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, or otherwise communicate any such Trade Secret or Confidential Information, in either case, for any purpose other than in accordance with this Agreement or as required by applicable law.

            (b) Executive shall immediately notify company of any intended or unintended, unauthorized disclosure or use of any Trade Secrets or Confidential Information by Executive or any other person or entity of which Executive becomes aware. Executive shall cooperate fully with Company in the procurement of any protection of Company's rights to or in any of the Trade Secrets or Confidential Information.

            (c) Immediately upon expiration or termination of the Term for any reason, or if notice of termination is required hereunder, upon receipt of such notice, or at any time after such termination or notice upon the specific request of Company, Executive shall return to Company all written or descriptive materials of any kind in Executive's possession or to which Executive has access that constitute or contain any Confidential Information or Trade Secrets, and the confidentiality obligations described in this Agreement shall continue their expiration under the terms of this Agreement.

            (d) To the greatest extent possible, any Work Product shall be deemed to be "work made for hire" (as defined in the Copyright Act, 17 U.S.C.A. ss. 101 ET SEQ., as amended) and owned exclusively by Company. Executive hereby unconditionally and irrevocably transfers and assigns to Company all rights, title and interest Executive currently has or in the future may have, by operation of law or otherwise, in or to any Work Product, including, without limitation, all patents, copyrights, trademarks, Trade Secrets, service marks and other intellectual property rights. Executive agrees to execute and deliver to Company any transfers, assignments, documents or other instruments which Company may deem necessary or appropriate to vest complete title and ownership of any work Product, and all rights therein, exclusively in Company.

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     5.4 NON-COMPETITION. In recognition of Company's need to protect its legitimate business interests, Executive hereby covenants and agrees that during the Term, Executive will not, either directly or indirectly, alone or in conjunction with any other party, accept, enter into or take any action in furtherance of a Competitive Position. Executive further agrees that for twenty-four (24) months following expiration or termination of the Term for cause and for six (6) months without cause, Executive will not, either directly or indirectly, alone or in conjunction with any other party, accept, enter into or take any action in furtherance of a Competitive Position. (other than action to reject an offer of a Competitive Position or to notify Company of the offer pursuant to the requirements of the next sentence of this Section 5.4). Executive shall notify Company promptly in writing if Executive receives an offer of a Competitive Position during or within twenty-four (24) months for cause and six (6) months without cause following expiration or termination of the Term, and such notice shall describe all salient terms of such offer.

      5.5 NON-SOLICITATION OF CUSTOMERS. Executive hereby covenants and agrees that (I) during the Term, Executive will not, either directly or indirectly, alone or in conjunction with any other party, solicit, divert or appropriate or attempt to solicit, divert or appropriate any orthodontic practice managed, or actively sought to be managed, by Company (in either case, an "Affiliated Practice") for the purpose of providing (or having a Competitor or any party other than Company provide) such Managed Practice with management services competitive with those offered by Company; and (ii) for a period of twenty-four
(24) months following expiration or termination of the Term for any reason, Executive will not, either directly or indirectly, alone or in conjunction with a Competitor or any other party, solicit, divert or appropriate, or attempt to solicit, divert or appropriate any Managed practice with which Executive had direct or indirect contact during the Term for the purpose of providing (or having a Competitor or any other party other than the Company provide) such Managed Practice with a request that Executive provide Managed Practice with any management services; and (B) provision of such services, as requested, would constitute a violation of Executive's covenants in this Section 5. Such notice shall include all salient information associated with such customer's request, including, without limitation, the identity of such Managed Practice, the exact services or products requested and the party or parties on behalf of such Managed Practice who contacted Executive.

      5.6 NONSOLICITATION OF COMPANY PERSONNEL. Executive hereby agrees that during the Term, except to the extent that he is required to do so in connection with his responsibilities hereunder, Executive will not, either directly or indirectly, alone or in conjunction with any other party, solicit or attempt to solicit any employee, consultant, contractor or other personnel of Company to terminate, alter or lessen such party's affiliation with Company or to violate the terms of any agreement or understanding between such party and Company. Executive further agrees that during the twenty-four (24) months period following expiration or termination of the Term for any reason,

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Executive will not, either directly or indirectly, alone or in conjunction with any other party, solicit or attempt to solicit any "key" (as that term is hereinafter defined) employee, consultant, contractor or other personnel of Company, alter or lessen that party's affiliation with Company or to violate the terms of any agreement or understanding between such party and Company. For purposes of the preceding sentence "key" employees, consultants, contractors or other personnel of Company are those with knowledge of or access to Company's Trade Secrets or Confidential Information.

      5.7 REMEDIES. Executive agrees that damages at law for Executive's violation of any of the covenants in this Section 5 would not be an adequate or proper remedy and that, should Executive violate or threaten to violate any of the provisions of such covenants, Company or its successors or assigns shall be entitled to obtain a temporary or permanent injunction against Executive in any court having jurisdiction prohibiting any further violation of any such covenants, in addition to any award or damages (compensatory, exemplary or otherwise) for such violation.

      5.8 PARTIAL ENFORCEMENT. Company has attempted to limit the rights of Executive to compete only to the extent necessary to protect Company from unfair competition. Company, however, agrees that, if the scope of enforceability of any of these restrictive covenants is in any way disputed at any time, a court or other trier of fact may modify and enforce such covenant to the extent that it believes to be reasonable under the circumstances existing at the time.

      5.9 SURVIVAL. Notwithstanding any expiration or termination of the Term, the provisions of this Section 5 shall survive and remain in full force and effect, as shall any other provision hereof that, by its terms or reasonable interpretation thereof, sets forth obligations that extend beyond the termination of this Agreement.

      SECTION 6.  RIGHTS ON TERMINATION.

                  (a) If Executive voluntarily resigns his employment or is terminated for cause, death or because Executive has become Disabled Executive shall be entitled only to receive any salary and bonus amounts that have accrued prior to the effective date of termination of the Term (the "Termination Date").

                  (b) If company terminates the Term other than in accordance with an express right under Section 2 of this Agreement or Executive elects to terminate the Term in accordance with Section 2.2(e), as Executive's exclusive remedy with respect to any such termination, Executive shall be entitled to: (a) all salary and bonus amounts accrued through the Termination Date, and (b) payment, for a period of the longer of (i) twelve months from the Termination Date or (ii) fifty percent (50%) of the then remaining period of time in the Initial Term or the then current Renewal Term, as the case may be, of any amount equal to: (i) executive's base salary as of the Termination Date (with such payments to be made at such times as they would be made if Executive's employment continued for an additional year) LESS (ii) any salary or other amounts that

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      Executive is paid by any other person during that period (and Executive hereby agrees to take a reasonably diligent action to secure employment as soon as practicable after any such termination from Company and to otherwise mitigate his losses resulting from the loss of salary from Company). Executive's rights to any of the compensation or benefits identified in the preceding sentence shall be subject to Executive's compliance in all respects of each of Executive's obligations under this Agreement.

      SECTION 7.  MISCELLANEOUS.

      7.1 BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, representatives, heirs, and permitted assigns.

      7.2 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

      7.3 HEADINGS. The titles, captions and headings contained in this Agreement are inserted by convenience of reference only and are not intended to be a part of or to affect in any way the meaning or interpretation of this Agreement.

      7.4   NOTICES.

      (a) All notices, consents, requests and other communications hereunder shall be in writing and shall be sent by hand delivery, by certified or registered mail (return-receipt requested), by facsimile or by a recognized national overnight courier service as set forth below:

      If to Company:          APPLE ORTHODONTIX, INC.
                              2777 Allen Parkway
                              Suite 700
                              Houston, TX 77019
                              Fax No: 713-852-2554

      With a copy to          Jackson Walker, LLP
                              1100 Louisana, Suite 4200
                              Houston, TX  77002Attn:  Richard Roth, Esq.

      If to Executive:        James E. Bobbitt
                              2225 A Potomac
                              Houston, TX 77057

      (b) Notices delivered pursuant to this Section 7.4(a) hereof shall be deemed given: at the time delivered, if personally delivered, three (3) business days after being

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deposited in the mail, if mailed; one (1) business day after being sent, if faxed; and one (1) business day after timely delivery to the courier, if by overnight courier service.

      (c) Either party hereto may change the address to which notice is to be sent by written notice to the other party hereto in accordance with this Section 7.4.

      7.5 SCHEDULES. All Schedules and Exhibits to this Agreement are hereby incorporated herein by this reference.

      7.6 COUNTERPARTS; FAX SIGNATURES. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute the same Agreement. Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this Agreement, and any telecopy or other facsimile transmission of any signature shall be deemed an original and shall bind such party.

      7.7 ENTIRE AGREEMENT. This Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and is the complete and exclusive statement of the terms thereof, notwithstanding any representations, statements or agreements to the contrary heretofore made. This Agreement may be modified only by a written instrument signed by each of the parties hereto.

      7.8 SEVERABILITY. The unenforceability or invalidity of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions hereof, but such remaining provisions shall be construed and interpreted in such a manner as to carry out fully the intent of the parties hereto; PROVIDED, HOWEVER, that should any judicial body interpreting this Agreement deem any provision hereof to be unreasonably broad in time, territory, scope or otherwise, it is the intent and desire of the parties hereto that such judicial body, to the greatest extent possible, reduce the breadth of such provision to the maximum legally allowable parameters rather than deeming such provision totally unenforceable or invalid.

      7.9 WAIVER. No waiver, termination or discharge of this Agreement, or any of the terms or provisions hereof, shall be binding upon either party hereto unless confirmed in writing. No waiver by either party hereto of any terms hereof shall be more strictly construed against one party by reason of the rule of construction that an instrument is to be construed more strictly against the party which itself or through its agents prepared the agreement, it being agreed that all Parties and/or their agents have participated in the preparation of this Agreement equally.

      7.10 APPLICABLE LAW. Should any provision of this Agreement, including, without limitation, any provision relating to compensation, be found to be in violation of any applicable law, rule or regulation, the Parties agree to execute an amendment to this Agreement to bring such provision into compliance with any such law, rule or regulation, as the case may be.

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      IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the date first above written.

                              "Company"

                             APPLE ORTHODONTIX, INC.


                              By:  W. DAVID COOK
                              Name: W. David Cook
                              Its: Senior VP

                                                [SEAL]


                              "Executive"

                                JAMES E. BOBBITT
                                JAMES E. BOBBITT

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